EXHIBIT 99.1

MAGELLAN GP, LLC

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2002	July 31, 2003
		(Unaudited)
Current assets:
Cash and cash equivalents	$75,738	$102,449
Restricted cash	4,942	11,011
Accounts receivable (less allowance for doubtful accounts of $423 and $457 at July 31, 2003 and December 31, 2002, respectively)	18,038	18,868
Other accounts receivable	6,619	6,187
Affiliate accounts receivable	15,608	9,028
Inventory	5,224	15,154
Other current assets	4,449	8,106

Total current assets	130,618	170,803
Property, plant and equipment, at cost	1,334,527	1,330,802
Less: accumulated depreciation	401,396	4,173

Net property, plant and equipment	933,131	1,326,629
Goodwill (less accumulated amortization of $141 at December 31, 2002)	22,295	—
Other intangibles (less accumulated amortization of $424 and $297 at July 31, 2003 and December 31, 2002, respectively)	2,432	50,431
Long-term affiliate receivables	11,656	11,662
Long-term receivables	9,268	16,275
Debt placement costs (less accumulated amortization of $1,101 and $960 at July 31, 2003 and December 31, 2002, respectively)	10,543	4,233
Other noncurrent assets	1,873	2,218

Total assets	$1,121,816	$1,582,251

Current liabilities:
Accounts payable	$17,024	$29,369
Affiliate accounts payable	28,555	45
Cash overdrafts	1,967	—
Cash distributions payable	—	9,828
Affiliate cash distribution payable	—	11,380
Accrued payroll and benefits	7,065	9,733
Accrued taxes other than income	13,698	14,239
Accrued interest payable	4,065	10,670
Environmental liabilities	10,359	7,479
Deferred revenue	11,550	13,379
Accrued product purchases	2,924	10,445
Other current liabilities	4,535	5,539

Total current liabilities	101,742	122,106
Long-term debt	570,000	581,937
Long-term affiliate payable	450	—
Pension liability	—	8,692
Long-term retiree medical liability	—	15,300
Other deferred liabilities	4,516	1,765
Environmental liabilities	11,927	18,175
Minority interest	340,023	337,098
Commitments and contingencies
Owners’ equity	94,129	497,566
Accumulated other comprehensive loss	(971)	(388)

Total liabilities and owners’ equity	$1,121,816	$1,582,251

See accompanying notes.

MAGELLAN GP, LLC

NOTES TO CONSOLIDATED BALANCE SHEETS

(In thousands)

1.	Basis of Presentation

In the opinion of management, the accompanying consolidated balance sheets of Magellan GP, LLC, formerly known as WEG GP LLC, which are unaudited, except for the balance sheet as of December 31, 2002 include all normal and recurring adjustments necessary to present fairly the consolidated financial position of Magellan GP, LLC and Magellan Midstream Partners, L.P. (the “Partnership”), formerly known as Williams Energy Partners L.P. as of July 31, 2003 and December 31, 2002.

Magellan GP, LLC has an effective ownership in the Partnership of 54.6%. This effective ownership is derived through its 2.0% general partner ownership, which gives it control of the Partnership, and its affiliates, who own 52.6% of the limited partnership interests. The Partnership is fully consolidated in Magellan GP, LLC’s balance sheet.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the balance sheets do not include all of the information and notes normally included with financial statements prepared in accordance with accounting principles generally accepted in the United States. These balance sheets should be read in conjunction with the consolidated financial statements and notes thereto included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2002.

Certain amounts in the balance sheet for December 31, 2002 have been reclassified to conform to the current period’s presentation.

2.	Organization

Magellan Midstream Partners, L.P. is a Delaware limited partnership that was formed in August 2000, to own, operate and acquire a diversified portfolio of complementary energy assets. At the time of the Partnership’s initial public offering in February 2001, the Partnership owned petroleum products terminals and an ammonia pipeline system.

On April 11, 2002, the Partnership acquired all of the membership interests of Magellan Pipeline Company, LLC (Magellan Pipeline) for approximately $1.0 billion (see Note 4—Acquisitions). Also, on April 11, 2002, the Partnership issued 7,830,924 Class B units representing limited partner interests to Williams GP LLC, the former General Partner of the Partnership. The securities were valued at $304.4 million and along with $6.2 million of additional General Partner equity interests were issued as partial payment for the acquisition of Magellan Pipeline (See Note 4—Acquisitions). According to the provisions in the Magellan Pipeline debt agreement dated November 15, 2002, the Partnership can redeem the Class B units only with proceeds from an equity offering. If the Class B units are redeemed, the price will be based on the 20-day average closing price of the common units prior to the redemption date. Since the Class B units were not redeemed by April 11, 2003, the holder of the Class B units can request approval from the holders of a majority of the common units voting at a meeting of the unitholders to convert the Class B units into common units. If the approval of the conversion by the common unitholders is not obtained within 120 days of this request, the holder of the Class B units will be entitled to receive distributions with respect to its Class B units, on a per unit basis, equal to 115% of the amount of distributions paid on a common unit. Subsequent to the sale of The Williams Companies’ (“Williams”) ownership interests in the Partnership (see Note 3—Change in Ownership of General Partner), the holders of the Class B units exercised their right to require the Partnership to solicit the approval of the common unitholders for the conversion of the Class B units into an equal number of common units, which approval must be granted by November 12, 2003 in order to avoid the increased distribution per unit.

In May 2002, the Partnership issued 8.0 million common units representing limited partner interests in the Partnership at a price of $37.15 per unit for total proceeds of $297.2 million. Associated with this offering, Williams contributed $6.1 million to the Partnership to maintain its 2% General Partner interest.

A portion of the total proceeds was used to pay underwriting discounts and commissions of $12.6 million. Legal, professional fees and costs associated with this offering were approximately $5.3 million. The remaining cash proceeds of $289.0 million were used to partially repay the $700.0 million short-term note assumed by the Partnership to help finance the Magellan Pipeline acquisition (see Note 7—Debt).

3.	Change in Ownership of General Partner

On June 17, 2003, Williams sold its ownership of 1,079,694 common units, 5,679,694 subordinated units and 7,830,924 Class B units of the Partnership and all of the membership interests of Williams GP LLC, the former General Partner of the Partnership to Magellan Midstream Holdings, L.P. (“Magellan Midstream Holdings”), a Delaware limited partnership, formed by Madison Dearborn Partners, LLC and Carlyle/Riverstone Global Energy and Power Fund II, L.P.

Purchase Price

Magellan Midstream Holdings paid Williams approximately $509.9 million on the closing date. The purchase price for the acquisition also consisted of the following additional payments to be made by Magellan Midstream Holdings:

•	A second payment of $1.9 million, based on the amount of the first regular quarterly cash distribution received by Magellan Midstream Holdings in August 2003. This payment was made in August 2003;

•	A third possible payment, based on a percentage of the net proceeds in excess of $37.50 per unit from the sale, if any, by Magellan Midstream Holdings of the first 5,000,000 common units or class B common units after June 17, 2003, up to a maximum payment of $20.0 million. Magellan Midstream Holdings is entitled to decide in its sole discretion whether to sell any units and how many units to sell; and

•	Magellan Midstream Holdings’ assumption on June 17, 2003, of the obligations of Williams Energy Services, LLC (“WES”), a subsidiary of Williams, to indemnify the General Partner, the Partnership and the Partnership’s subsidiaries for certain environmental remediation obligations in an aggregate amount of up to approximately $21.9 million. The Partnership’s environmental indemnities with Williams, as described under New Omnibus Agreement below and in Note 8—Commitments and Contingencies, are still in effect; however, Magellan Midstream Holdings is responsible for certain identified environmental matters up to approximately $21.9 million. The amount was previously recorded by the Partnership as a receivable from Williams. Magellan Midstream Holdings assumed this obligation as part of its negotiations with Williams and reduced the purchase price it paid for Williams’ ownership interest in the Partnership accordingly. If Magellan Midstream Holdings’ costs associated with these environmental obligations and other Williams indemnities are less than $21.9 million, Magellan Midstream Holdings will be required to remit the difference to Williams.

Allocation of Purchase Price

Magellan GP, LLC, the current General Partner of the Partnership, has recorded an initial step-up in basis of the assets of the Partnership as a result of Magellan Midstream Holdings’ purchase of Williams’ ownership interests in the partnership. The step-up in basis was recorded based on information available but the tangible and intangible asset values will be adjusted when certain appraisals have been completed. Magellan Midstream Holdings’ second payment to Williams of $1.9 million in August 2003 is reflected in the purchase price. As previously disclosed, Magellan Midstream Holdings could be subject to another payment to Williams based on a percentage of the net proceeds in excess of $37.50 per unit from the sale, if any, by Magellan Midstream Holdings of the first 5,000,000 common units or class B common units after June 17, 2003, up to a maximum payment of $20.0 million. This contingent payment has not been reflected in the purchase price. As a result, Magellan Midstream Holdings will be required to adjust its purchase price if additional common units are sold at a price that would require Magellan Midstream Holdings to make an additional payment or payments to Williams. The step-up in basis of the assets of the

Partnership includes adjustments to reflect the fair market value for Magellan Midstream Holdings’ 54.6% proportional ownership interest in the asset and liabilities of the Partnership. The initial purchase price, allocations to assets acquired and liabilities assumed and the step-up in basis of assets was as follows (in millions):

Purchase Price:
Cash paid	$509.9
Liabilities assumed:
Union pension plan	8.7
Post-retirement medical and life benefits	15.3
Environmental	21.9
Acquisition payable	1.9
Other	7.3

Total liabilities assumed	55.1

Total purchase price	$565.0

Allocation of Purchase Price:
Cash & temporary investments	$44.5
Restricted cash	3.0
Accounts receivable	13.8
Other current assets	14.5
Property, plant and equipment	820.3
Other intangibles	38.3
Other long-term assets	2.9
Accounts payable	(12.6)
Accrued taxes other than income	(6.8)
Deferred revenue	(3.9)
Other current liabilities	(16.0)
Long-term debt	(323.5)
Other long-term liabilities	(9.5)

Total	$565.0

Step-Up In Basis of Assets:
Cash paid, including transaction costs	$514.3
Consolidated General Partner basis in Partnership and General Partner net assets at June 17, 2003	142.6

Step-up in basis of assets	$371.7

Fair market value adjustments:
Property, plant and equipment	$436.5
Retiree medical liability	(15.3)
Long-term debt	(12.2)
Debt issuance costs	(5.2)
Pension liability	(8.7)
Goodwill	(22.1)
Other	(1.3)

Step-up in basis of assets	$371.7

ATLAS 2000 Agreement

As part of the overall sales transaction between Williams and Magellan Midstream Holdings, WES assigned its rights to, and interest in, the ATLAS 2000 software system and associated hardware to the Partnership. The Partnership granted WES a license for use of the ATLAS 2000 system but the license is non-transferable and WES cannot sub-license, except to another affiliate of WES.

Services Agreement

Prior to June 17, 2003, the Partnership had been a party to a services agreement with Williams and its affiliates whereby Williams and its affiliates agreed to perform specified services, including providing necessary employees to operate our assets. On June 17, 2003, Williams exercised its right to terminate this services agreement, effective September 15, 2003. During a transition period after June 17, 2003, the employees that manage the Partnership’s operations will continue to be employees of Williams and its affiliates and will provide services to the Partnership under a transition services agreement (“TSA”) entered into as a part of the sales transaction between Williams and Magellan Midstream Holdings. Under the provisions of the TSA, Williams will provide specified technical, commercial, information system and administrative services to the Partnership for a monthly fee, until the earlier of: (i) the date on which all of the employees supporting the Partnership have been transferred to Magellan Midstream Holdings or the Partnership, or (ii) March 31, 2004; however, Magellan Midstream Holdings can, at its option, extend this agreement through June 30, 2004.

On June 17, 2003, the Partnership entered into a new services agreement with Magellan Midstream Holdings pursuant to which Magellan Midstream Holdings has agreed to perform specified services, including providing necessary employees to operate our assets after the transition period, when the employees that will manage our operations are transferred to Magellan Midstream Holdings or its affiliates. In return, the Partnership will reimburse Magellan Midstream Holdings for its direct and indirect expenses incurred in providing these services, subject to the limitations on reimbursement of general and administrative expenses discussed under the New Omnibus Agreement section below. Magellan Midstream Holdings will have the right to terminate its obligations under this new services agreement upon 90 days written notice.

New Omnibus Agreement

Also, in conjunction with the sale of Williams’ interests in the Partnership, Magellan Midstream Holdings, Williams and certain of Williams’ affiliates entered into a new omnibus agreement, the terms of which include the items listed below:

•	Williams and certain of its affiliates have indemnified the Partnership for covered environmental losses related to assets operated by the Partnership at the time of its initial public offering date (February 9, 2001) that become known by February 9, 2004 and that exceed amounts recovered or recoverable under the Partnership’s contractual indemnities from third persons or under any applicable insurance policies. However, Williams’ obligations under this indemnity are limited to $13.3 million, which represents the $15.0 million indemnity provided under the old omnibus agreement less amounts paid by Williams prior to June 17, 2003 under that agreement. Covered environmental losses are those non-contingent terminal and ammonia system environmental losses, costs, damages and expenses suffered or incurred by the Partnership arising from correction of violations of or performance of remediation required by environmental laws in effect at February 9, 2001, due to events and conditions associated with the operation of the assets and occurring before February 9, 2001.

•	Williams and certain of its affiliates have indemnified the Partnership for right-of-way defects or failures in the ammonia pipeline easements for 15 years after February 9, 2001. Williams and certain of its affiliates have also indemnified the Partnership for right-of-way defects or failures associated with the marine facilities at Galena Park and Corpus Christi, Texas and Marrero, Louisiana for 15 years after February 9, 2001.

•	The Partnership will reimburse Magellan Midstream Holdings for general and administrative expenses incurred by Magellan Midstream Holdings on behalf of the Partnership, subject to a reimbursement limitation. Details are as follows:

•	The reimbursement obligation is subject to a lower cap amount, which is calculated as follows:

■	For the period of June 18, 2003 through December 31, 2003, the Partnership will reimburse Magellan Midstream Holdings approximately $20.5 million, which represents an annual reimbursement amount of $38.2 million pro-rated for the period from June 18, 2003 through December 31, 2003;

■	For each succeeding fiscal year following 2003, the $38.2 million reimbursement amount will be adjusted by the greater of: (i) 7%, or (ii) the percentage increase in the Consumer Price Index—All Urban Consumers, U.S. City Average, Not Seasonally Adjusted. However, the reimbursement amount will also be adjusted as applicable during 2003 and subsequent periods for acquisitions, construction projects, capital improvements, replacements or expansions that the Partnership completes that are expected to increase the Partnership’s general and administrative costs;

■	The reimbursement limitation expires on December 31, 2010. Additionally, the expense reimbursement limitation excludes: (i) expenses associated with equity-based incentive compensation plans and (ii) implementation costs, one-time costs, costs associated with changing the name of the Partnership and expenses and capital expenditures associated with transitioning the assets, operations or employees from Williams to Magellan Midstream Holdings or the Partnership up to $5 million.

•	The reimbursement limitation is further subject to an upper cap amount. The Partnership will be required to reimburse Magellan Midstream Holdings for all general and administrative expenses that exceed this upper cap amount. The upper cap is calculated as follows:

■	For the period of June 18, 2003 through December 31, 2003, the upper cap will be approximately $26.6 million, which represents an annual upper cap amount of $49.6 million pro-rated for the period from June 18, 2003 through December 31, 2003;

■	For each succeeding fiscal year after 2003, the $49.6 million upper cap will be increased annually by the lesser of: (i) 2.5%, or (ii) the percentage increase in the Consumer Price Index—All Urban Consumers, U.S. City Average, Not Seasonally Adjusted. The upper cap will also be adjusted as applicable during 2003 and subsequent periods for acquisitions, construction projects, capital improvements, replacements or expansions that the Partnership completes that are expected to increase the Partnership’s general and administrative costs.

•	For the twelve months immediately following the transaction close date of June 17, 2003, Williams has agreed to reimburse Magellan Midstream Holdings for any and all general and administrative expenses incurred by or on behalf of the Partnership in excess of the upper cap amount.

•	Williams has agreed to reimburse the Partnership in each of the Partnership’s 2003 and 2004 fiscal years for any reasonable and customary maintenance capital expenditures to maintain the assets of Magellan Pipeline, in either year, in excess of $19.0 million per year, subject to an aggregate reimbursement limitation of $15.0 million.

Other Matters

•	In connection with Williams’ sale of its interests in the Partnership, six of the seven directors resigned from the board of directors of the Partnership’s General Partner and four directors affiliated with Magellan Midstream Holdings were appointed to the board of the Partnership’s General Partner. Two of these new directors were appointed to Class I of the board to serve until our 2003 annual meeting. In addition, on July 21, 2003, a fifth director, who is an independent director, was appointed to the board of the Partnership’s General Partner.

•	Also, subsequent to the closing of the transaction, Magellan Midstream Holdings as the holder of the Partnership’s class B common units, exercised its rights under our partnership agreement to require the Partnership to solicit the approval of the Partnership’s common unitholders for the conversion of the class B common units into an equal number of common units.

•	Upon the closing of the transaction, Magellan Midstream Holdings, as the sole member of the Partnership’s General Partner, entered into the Second Amendment to Limited Liability Company Agreement of Magellan GP, LLC, which, among other matters, amended the single-member status of the Partnership’s General Partner as of June 17, 2003. Also, upon the closing of the transaction, the Board of Directors of Magellan GP, LLC and Magellan Midstream Holdings adopted the Third Amendment to Limited Liability Company Agreement of Magellan GP, LLC, which, among other provisions, requires Magellan GP, LLC to obtain the prior approval of Magellan Midstream Holdings before taking certain actions that would, or would reasonably be expected to have a direct or indirect material affect on Magellan Midstream Holdings’ membership interest in Magellan GP, LLC.

•	Upon closing of the transaction, Williams indemnified the Partnership against any environmental losses incurred from February 9, 2001 through June 17, 2003 for assets included in the Partnership’s initial public offering and from April 10, 2002 through June 17, 2003 for Magellan Pipeline assets, subject to a maximum obligation of $175.0 million. The indemnity limitations are discussed above and in Note 8—Commitments and Contingencies.

4.	Acquisitions

In July 2003, the Partnership acquired certain rights to a refined products management business from Williams and its affiliates for $10.1 million plus inventory costs of approximately $5.2 million.

On April 11, 2002, the Partnership acquired all of the membership interests of Magellan Pipeline from WES for approximately $1.0 billion. The Partnership remitted to WES consideration in the amount of $674.4 million and WES retained $15.0 million of Magellan Pipeline’s receivables. The $310.6 million balance of the consideration consisted of $304.4 million of Class B units representing limited partner interests in the Partnership issued to Williams GP LLC and Williams’ contribution to the Partnership of $6.2 million to maintain its 2% General Partner interest.

5.	Accounting Policies

In connection with the change in ownership of the General Partner, the Partnership has adopted additional accounting policies, which are described below:

Pension and Postretirement Medical and Life

Subsequent to the acquisition of Williams’ ownership interests in the Partnership by Magellan Midstream Holdings, the Partnership now has clearly identifiable personnel who will become employees of Magellan Midstream Holdings, which will provide general and administrative and operating services for the Partnership. As such, the Partnership has recognized pension and postretirement medical and life obligations. The pension and postretirement medical and life balances represent the present value of the portion of the estimated future benefit payments attributed to the years of employee service rendered to date net of unrecognized prior service cost/credits related to the initial adoption of the plans. Magellan GP, LLC had recognized $8.7 million associated with pension liability and $15.3 million associated with the postretirement medical and life benefit liability as of July 31, 2003.

Paid Time Off Benefits

Liabilities for paid time off benefits are recognized for all employees performing services for the Partnership when earned by those employees. On June 17, 2003, the Partnership recognized an initial paid time off liability of $4.9 million, which represents the amount of remaining vested paid time off benefits of dedicated employees assigned to the Partnership whose principle role is to provide operating and general and administrative support to the Partnership.

6.	Inventories

Inventories at July 31, 2003 and December 31, 2002 were as follows (in thousands):

	December 31, 2002	July 31, 2003
Refined petroleum products	$3,863	$2,858
Natural gas liquids	—	10,854
Additives	897	934
Other	464	508

Total inventories	$5,224	$15,154

The increase in inventories between December 31, 2002 and July 31, 2003 is primarily due to the natural gas liquids inventories associated with the refined products management business acquired in July 2003 (See Note 4—Acquisitions).

7.	Debt

At July 31, 2003, the Partnership had a $175.0 million bank credit facility with $90.0 million borrowed under that facility and $85.0 million of additional borrowing capacity. The credit facility was comprised of a $90.0 million term loan facility and an $85.0 million revolving credit facility, which included a $73.0 million acquisition sub-facility and a $12.0 million working capital sub-facility. The credit facility’s term extended through February 5, 2004, with all amounts due at that time. In August 2003, the Partnership replaced this credit facility with a new credit agreement (see Note 10—Subsequent Events). The new revolving credit facility terminates on August 6, 2007 and the new-term loan terminates on August 6, 2008. As such, the $90.0 million outstanding under this facility is classified as long-term at July 31, 2003. At July 31, 2003, borrowings under the credit facility carried an interest rate equal to the Eurodollar rate plus a spread from 1.0% to 1.5%, depending on the leverage ratio of Magellan OLP, L.P. (“OLP”), a subsidiary of the Partnership and formerly known as Williams OLP, L.P. Interest was also assessed on the unused portion of the credit facility at a rate from 0.2% to 0.4%, depending on the OLP’s leverage ratio. The OLP’s leverage ratio was defined as the ratio of consolidated total debt to consolidated earnings before interest, income taxes, depreciation and amortization for the period of the four fiscal quarters ending on such date. Debt placement fees associated with the initiation of the credit facility were $0.9 million and were being amortized over the life of the facility. The average interest rates at July 31, 2003 and December 31, 2002 were 2.1% and 3.3%, respectively, on the credit facility.

In April 2002, the Partnership borrowed $700.0 million from a group of financial institutions. This short-term note was used to help finance the Partnership’s acquisition of Magellan Pipeline. During the second quarter of 2002, the Partnership repaid $289.0 million of this short-term loan with net proceeds from an equity offering. Debt placement fees associated with this borrowing were $7.1 million and were amortized over the six-month life of the short-term loan. In October 2002, the Partnership negotiated an extension to the maturity of this short-term loan from October 8, 2002, to November 27, 2002. The Partnership paid additional fees of approximately $2.1 million associated with this maturity date extension.

During September 2002, in anticipation of a new debt placement to replace the short-term loan used to acquire Magellan Pipeline, the Partnership entered into an interest rate hedge. The effect of this interest rate hedge was to set the coupon rate on a portion of the fixed-rate debt at 7.75% prior to actual execution of the debt agreement. The loss on the hedge, approximately $1.0 million, was recorded in accumulated other comprehensive loss and is being amortized over the five-year life of the fixed-rate debt.

During October 2002, Magellan Pipeline entered into a private placement debt agreement with a group of financial institutions for up to $200.0 million aggregate principal amount of Floating Rate Series A-1 and Series A-2 Senior Secured Notes and up to $340.0 million aggregate principal amount of Fixed Rate Series B-1 and Series B-2 Senior Secured Notes. Both notes are secured with the Partnership’s membership interest in and assets of Magellan Pipeline. The maturity date of both notes is October 7, 2007; however, Magellan Pipeline will be required on each of October 7, 2005 and October 7, 2006 to repay 5% of the then outstanding principal amount of the Senior Secured Notes.

Two borrowings have occurred in relation to these notes. The first borrowing was completed in November 2002 for $420.0 million, of which $156.0 million was borrowed under the Series A-1 notes and $264.0 million under the Series B-1 notes. The proceeds from this initial borrowing were used to repay Magellan Pipeline’s $411.0 million short-term loan and pay related debt placement fees. The second borrowing was completed in December 2002 for $60.0 million, of which $22.0 million was borrowed under the Series A-2 notes and $38.0 million under the Series B-2 notes. Of the proceeds from this second borrowing, $58.0 million was used to repay the acquisition sub-facility of OLP and $2.0 million was used for general corporate purposes. The Series A-1 and Series A-2 notes bear interest at a rate equal to the six month Eurodollar Rate plus 4.25%. The rate on the Series A-1 and Series A-2 notes was 5.5% at July 31, 2003. The Series B-1 notes bear interest at a fixed rate of 7.7%, while the Series B-2 notes bear interest at a fixed rate of 7.9%. The weighted-average rate for the Magellan Pipeline Senior Secured Notes at July 31, 2003 was 6.9%. Debt placement fees associated with these notes were $10.5 million and are being amortized over the life of the notes. Payment of interest and repayment of the principal is guaranteed by the Partnership.

The General Partner adjusted long-term debt by $12.2 million on June 17, 2003, to its fair value. The General Partner amortized $0.2 million of the debt from the acquisition date on June 17, 2003 through July 31, 2003.

Monthly deposits are made to a cash escrow account from which interest payments are made semi-annually related to the Magellan Pipeline Series A and Series B notes. These deposits are reflected as restricted cash on the Partnership’s Consolidated Balance Sheet and were $11.0 million and $4.9 million at July 31, 2003 and December 31, 2002, respectively.

8.	Commitments and Contingencies

WES has agreed to indemnify the Partnership against any covered environmental losses up to $15.0 million relating to assets it contributed to the Partnership at the time of the initial public offering. See Note 3—Change in Ownership of General Partner for details regarding this indemnity. In addition, Note 3 further describes certain right-of-way indemnities associated with the ammonia pipeline easements and right-of-way defects or failures associated with the marine terminal facilities at Galena Park and Corpus Christi, Texas and Marrero, Louisiana.

In connection with the acquisition of Magellan Pipeline, WES agreed to indemnify the Partnership for any breaches of representations or warranties, including any environmental liability as described below, that result in losses and damages up to $110.0 million after the payment of a $2.0 million deductible. With respect to any amount exceeding $110.0 million, WES will be responsible for one-half of that amount up to $140.0 million. In no event will WES’ liability under this indemnity exceed $125.0 million. This indemnification obligation survived for one year, except for those obligations relating to employees title, taxes and environmental. Obligations relating to employees and employee benefits will survive for the applicable statute of limitations and those obligations relating to real property, including title to WES’ assets, will survive for ten years after April 11, 2002, the date the Partnership acquired William Pipe Line. This indemnity also provides that the Partnership will be indemnified for an unlimited amount of losses and damages related to tax liabilities. In addition, any losses and damages related to environmental liabilities caused by events that occurred prior to the acquisition will be subject only to a $2.0 million deductible, which was met during 2002, for claims made within six years of the Partnership’s acquisition of Magellan Pipeline in April 2002. Covered environmental losses include those losses arising from the correction of violations of, or performance of remediation required by, environmental laws in effect at April 11, 2002. Williams has provided a performance guarantee for the remaining amount of this environmental indemnification.

Williams has also indemnified the Partnership against environmental losses that occurred from February 2001 through June 17, 2003 for assets included in the Partnership at the time of its initial public offering and from April 10, 2002 through June 17, 2003 for Magellan Pipeline assets. See Note 3—Change in Ownership of General Partner for additional discussion of this matter.

Estimated liabilities for environmental costs were $25.7 million and $22.3 million at July 31, 2003 and December 31, 2002, respectively. These estimates, provided on an undiscounted basis, were determined based primarily on data provided by a third-party environmental evaluation service and Williams’ internal environmental personnel. These liabilities have been classified as current or non-current based on management’s estimates regarding the timing of actual payments. Management estimates that expenditures associated with these environmental remediation liabilities will be paid over the next five years. As described in Note 3—Change in Ownership of General Partner, Magellan Midstream Holdings assumed Williams’ obligations for $21.9 million of environmental liabilities, and the Partnership has recorded a receivable from Magellan Midstream Holdings for this amount. Magellan Midstream Holdings reduced the amount it paid to Williams, by $21.9 million, for Williams’ ownership interest in the Partnership. To the extent the environmental and other Williams indemnity claims against Magellan Midstream Holdings are not $21.9 million and to the extent no other indemnity obligations exist with Williams, Magellan Midstream Holdings will pay to Williams the remaining difference between $21.9 million and the indemnity claims paid by Magellan Midstream Holdings. Receivables from Williams or its affiliates associated with indemnified environmental costs were $9.9 million at July 31, 2003 and $22.9 million at December 31, 2002. Reimbursements from Magellan Midstream Holdings, Williams and its affiliates or other third party entities relative to their environmental indemnities are received as remediation work is performed.

In conjunction with the 1999 acquisition of the Gulf Coast marine terminals from Amerada Hess Corporation (“Hess”), Hess represented that it has disclosed to the Partnership all suits, actions, claims, arbitrations, administrative, governmental investigation or other legal proceedings pending or threatened, against or related to the assets acquired by the Partnership, which arise under environmental law. In the event that any pre-acquisition releases of hazardous substances at the Partnership’s Corpus Christi and Galena Park, Texas and Marrero, Louisiana marine terminal facilities were unknown at closing but subsequently identified by the Partnership prior to July 30, 2004, the Partnership will be liable for the first $2.5 million of environmental liabilities, Hess will be liable for the next $12.5 million of losses and the Partnership will assume responsibility for any losses in excess of $15.0 million subject to Williams’ indemnities to the Partnership. Also, Hess agreed to indemnify the Partnership through July 30, 2014, against all known and required environmental remediation costs at the Corpus Christi and Galena Park, Texas marine terminal facilities from any matters related to pre-acquisition actions. Hess has indemnified the Partnership for a variety of pre-acquisition fines and claims that may be imposed or asserted against the Partnership under certain environmental laws.

During 2001, the Partnership recorded an environmental liability of $2.3 million at its New Haven, Connecticut facility, which was acquired in September 2000. This liability was based on third-party environmental engineering estimates completed as part of a Phase II environmental assessment, routinely required by the State of Connecticut to be conducted by the purchaser following the acquisition of a petroleum storage facility. The Partnership completed Phase III environmental assessments at the New Haven facility during 2002. During the first quarter of 2003, a Risk Management Plan was prepared for the facility, which set the groundwork for potential remediation strategies. Remediation activities are currently being conducted and will continue at the facility. More extensive remediation systems are being evaluated and will be installed in the fourth quarter of 2003. The environmental liabilities at the Connecticut facility are not expected to change materially once the evaluation of the assessment is completed. The seller of these assets agreed to indemnify the Partnership for certain of these environmental liabilities. In addition,

Williams purchased insurance for up to $25.0 million of environmental liabilities associated with these assets. This insurance carries a deductible of $0.3 million. Magellan Midstream Holdings has indemnified the Partnership for this liability subject to the terms of its environmental indemnification with the Partnership. Any environmental liabilities at this location not covered by the seller’s indemnity, insurance or Magellan Midstream Holdings’ indemnification are covered by the WES environmental indemnifications to the Partnership, subject to the $13.3 million limitation as described in the New Omnibus Agreement (See Note 3—Change in Ownership of General Partner).

During 2001, the Environmental Protection Agency (“EPA”), pursuant to Section 308 of the Clean Water Act, preliminarily determined that Williams may have systemic problems with petroleum discharges from pipeline operations. The inquiry primarily focused on Magellan Pipeline, which was subsequently acquired by the Partnership. The response to the EPA’s information request was submitted during November 2001. The EPA has recently informed us that they have initiated a review of the response submitted in 2001. Any claims the EPA may assert relative to this inquiry would be covered by the Partnership’s environmental indemnifications from Williams.

The Partnership is party to various other claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the ultimate resolution of all claims, legal actions and complaints after consideration of amounts accrued, insurance coverage or other indemnification arrangements will not have a material adverse effect upon the Partnership’s future financial position, results of operations or cash flows.

9.	Incentive Compensation

In February 2001, the General Partner adopted the Williams Energy Partners’ Long-Term Incentive Plan, which was amended and restated on February 3, 2003 and again on July 22, 2003, for Williams’ employees who perform services for the Partnership and directors of the General Partner. The Long-Term Incentive Plan consists of two components: phantom units and unit options. The Long-Term Incentive Plan permits the grant of awards covering an aggregate of 700,000 common units. The Long-Term Incentive Plan is administered by the compensation committee of the General Partner’s board of directors.

In April 2001, the General Partner issued grants of 92,500 restricted units, which are also referred to as phantom units, to certain key employees associated with the Partnership’s initial public offering in February 2001. These awards allowed for early vesting if established performance measures were met prior to February 9, 2004. The Partnership met these performance measures with half of the awards vesting during the first quarter of 2002 and the remaining awards vesting during the fourth quarter of 2002. Of the 92,500 units that vested in 2002, payouts associated with 26,317 units were deferred. These deferred units were issued to the respective employees during the second quarter of 2003 following the change in ownership of the Partnership’s General Partner; however no additional compensation expense was recognized by the Partnership at that time. The General Partner purchased these units in the open market; hence, no incremental units were issued.

In April 2001, the General Partner issued grants of 64,200 phantom units associated with the annual Long-Term Incentive Plan. With the change in control of the Partnership’s General Partner, which occurred on June 17, 2003, these awards vested at their maximum award level, resulting in 128,400 unit awards. The Partnership elected to settle these awards with cash payments instead of issuing units.

During 2002, the Compensation Committee of the Board of Directors of the Partnership’s General Partner approved 22,650 phantom units associated with the 2002 long-term incentive compensation program. With the change in control of the Partnership’s General Partner, which occurred on June 17, 2003, these awards vested at their maximum award level, resulting in 45,300 unit awards. The Partnership elected to settle these awards with cash payments instead of issuing units.

In February 2003, the Compensation Committee of the Board of Directors of the Partnership’s General Partner approved 52,825 phantom units associated with the 2003 long-term incentive compensation program. The actual number of units that will be awarded under this grant will be determined by the Partnership at the end of 2003 with vesting to occur at the end of 2005. At that time, the Partnership will assess whether certain performance criteria have been met and determine the number of units that will be awarded, which could range from zero units up to a total of 100,400 units. These units are also subject to forfeiture if employment is terminated prior to the vesting date. These awards do not have an early vesting feature, except for: (i) specific participants in the event of their death or disability, or (ii) in the event that there is a change in control of the Partnership’s General Partner and the participant is terminated for reasons other than cause within the two years following the change in control of the General Partner, in which case the awards will vest and payout immediately at the highest performance level under the plan. Subsequent to the change in control of the General Partner on June 17, 2003, certain awards under this grant vested at their maximum award level (two times the original grant) because certain employees terminated their services with the Partnership, resulting in a cash payout associated with 5,250 unit awards. The Partnership elected to settle these awards with cash payments instead of issuing units.

In July 2003, the Board of Directors of the Partnership’s General Partner approved 19,753 phantom units to be granted to certain individuals when they become employees of the Partnership or Magellan Midstream Holdings. These grants will be made such that 4,850 units will vest on January 1, 2004, 5,026 units will vest on July 31, 2004, 4,850 units will vest on January 1, 2005 and 5,027 units will vest on July 31, 2005. There are no early vesting provisions associated with these awards except for in the event of a change in control of the General Partner.

10.	Subsequent Events

In August 2003, the Partnership entered into a new credit agreement with a syndicate of banks. This facility, which replaces the OLP term loan and revolving credit facility that matures on February 5, 2004, is initially comprised of a $90.0 million term loan and an $85.0 million revolving credit facility. Indebtedness under the term loan bears interest at the Eurodollar rate plus a margin of 2.4%, while indebtedness under the revolving credit facility bears interest at the Eurodollar rate plus a margin of 1.8%. The Partnership will also incur a commitment fee on the undrawn portion of the revolving credit facility. The facility provides for the establishment of up to $100.0 million in additional term loans, which would bear interest at a rate agreed to at the time of borrowing. The new term loan matures on August 6, 2008, with scheduled prepayments equal to 1% of the initial term loan balance due on August 6 of each year until maturity. The revolving credit facility terminates on August 6, 2007. Obligations under the facility are secured by the petroleum products terminals and ammonia pipeline system. Those entities are also guarantors of the Partnership’s obligations under the facility. Magellan Pipeline is a separate operating subsidiary of the Partnership and is not a guarantor under this facility.

In August 2003, the Board of Directors of the Partnership’s General Partner approved 1,199 phantom units to be granted to certain individuals when they become employees of the Partnership or Magellan Midstream Holdings. These grants will be made such that 604 units will vest on July 31, 2004 and 595 units will vest on July 31, 2005. There are no early vesting provisions associated with these awards except for in the event of a change in control of the General Partner.

On October 6, 2003, Magellan Pipeline discovered that diesel product had been released from one of its pipelines in Shawnee, Kansas onto residential property. Environmental remediation has begun. No litigation has been filed as of the date of this report.